Exhibit 99.6

The Portfolio Holdings Limited Liability Company Agreement and Related Agreements

The following is a description of the material terms of the amended and restated limited liability company agreement (the “Portfolio Holdings LLCA”) of Safehold GL Holdings LLC, a Delaware limited liability company (“Portfolio Holdings”), dated as of March 30, 2023. This summary is not complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware law and the Portfolio Holdings LLCA. This summary is subject to, and qualified in its entirety by reference to, the Portfolio Holdings LLCA, which is attached as Exhibit 10.24 to the Current Report on Form 8-K to which this exhibit relates.

For purposes of this Exhibit 99.6 – The Portfolio Holdings Limited Liability Company Agreement and Related Agreements, the terms listed below shall have the following meanings:

•	The “Company,” “we,” “our,” “us” and “SAFE” refer to Safehold Inc. (formerly known as iStar Inc.) and its consolidated subsidiaries following the consummation of the Merger, unless the context indicates otherwise.

•	“Caret Ventures” means CARET Ventures LLC, a Delaware limited liability company.

•	“Code” means the Internal Revenue Code of 1986, as amended.

•	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

•	“Ground Lease” means a commercial ground lease or sublease and any other commercial lease or sublease that the Managing Member (as defined below) determines has characteristics of a ground lease or ground sublease, together with any related documents or instruments binding (directly or indirectly) on Portfolio Holdings (or the person through whom Portfolio Holdings has directly or indirectly invested in such Ground Lease) and the lessee thereunder and/or its affiliates; provided, however, that the term “Ground Lease” shall not include a ground lease with respect to property that is intended for individual residential use; any commercial ground lease or sublease and any other commercial lease or sublease that the Managing Member determines has characteristics of a ground lease or ground sublease where Portfolio Holdings (or the person through whom Portfolio Holdings has directly or indirectly invested in such commercial ground lease or sublease) is lessee but not a lessor thereunder; or any pre-development Ground Lease.

•	“Ground Lease Asset” means the fee or other interest in real property that is or (while Portfolio Holdings or SAFE directly or indirectly owned all or a part of such fee or other interest) was subject to a Ground Lease together with the lessor’s interest under such Ground Lease and, if applicable, the direct or indirect owner of all or a part of a Ground Lease Asset, which, for the avoidance of doubt, only includes commercial Ground Lease Assets.

•	“Plan Asset Regulations” regulations of the United States Department of Labor found at Title 29, Section 2510.3-101 of the Code, including the amendment of such regulations by Section 3(42) of ERISA

•	“Merger,” “MSD Partners,” “NYSE,” “SEC” each have the meanings set forth in the Current Report on Form 8-K to which this exhibit relates.

Purpose

The purpose of Portfolio Holdings is to conduct any business, enterprise or activity permitted by or under the Delaware Limited Liability Company Act (the “Act”). Portfolio Holdings may conduct the business of owning, constructing, reconstructing, developing, redeveloping, altering, improving, maintaining, operating, disposing, financing, leasing, transferring, encumbering, conveying and exchanging any of its assets or properties, including interests in real property, fee interests in real property, interests in Ground Leases, among others. Additionally, Portfolio Holdings may invest in any securities and/or loans relating to its property. Portfolio Holdings may enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Act, or to own interests in any entity engaged in any business permitted by or under the Act. Portfolio Holdings may also provide property and asset management and brokerage services.

Additionally, it is specifically a purpose of Portfolio Holdings to be operated so as to qualify for taxation as a real estate investment trust (“REIT”) following a REIT Conversion (as defined below), and to own, directly or indirectly, one or more “taxable REIT subsidiaries” of SAFE or, following a REIT Conversion, of Portfolio Holdings. Portfolio Holdings’ business and arrangements and interests will be limited to and conducted in such a manner to permit SAFE and, following a REIT Conversion, Portfolio Holdings, to at all times qualify as a REIT unless SAFE or Portfolio Holdings, as applicable, determines to cease to qualify as a REIT or chosen not to attempt to qualify as a REIT, and to permit Portfolio Holdings to be able to effect a REIT Conversion.

Units

Interests in Portfolio Holdings are denominated in units of limited liability company interests. Currently there are two separate classes of limited liability company interests, “GL units” and “Caret units,” and additional units of equity interest may be authorized subject to certain limitations (collectively, the “Units”). Portfolio Holdings is authorized to issue 12,000,000 Caret units. Holders of Units are “Members” of Portfolio Holdings.

Managing Member

Under the Portfolio Holdings LLCA, the management of Portfolio Holdings is vested exclusively in SAFE, as managing member (in such capacity, the “Managing Member”). The Portfolio Holdings LLCA provides that the Managing Member has extensive authority to make all decisions affecting the management, business and affairs of Portfolio Holdings and to take all actions as it deems necessary to accomplish the business purposes of Portfolio Holdings, including the authority to cause Portfolio Holdings to elect to be treated as a REIT. Upon a REIT Conversion, Portfolio Holdings will be under the management of a board of directors (the “Board”), which will have the same management rights as the Managing Member and whose members will be designated by SAFE. In addition, upon a REIT Conversion, the Board and the officers of Portfolio Holdings will have full discretion to operate Portfolio Holdings so as to comply with any REIT rules.

The Portfolio Holdings LLCA also provides that the right to resolve any ambiguity with respect to the Portfolio Holdings LLCA is vested in the Managing Member. In addition, the Portfolio Holdings LLCA provides that the determination of certain matters by the Managing Member, will be final and conclusive and binding on Portfolio Holdings and each Member.

The Managing Member may delegate any or all of its powers to one or more committees. An advisory committee will be appointed by the Managing Member (the “Advisory Committee”). The Advisory Committee’s role will be to provide advice and make suggestions for the Managing Member to consider on matters relating to the potential marketing and business avenues of Caret Ventures. Following a transaction whereby the Caret units or securities into which Caret units may be exchanged become tradeable on the NYSE, NASDAQ or other nationally recognized public exchange or electronic quotation system (which may include a public offering by Portfolio Holdings, Caret Ventures or SAFE) (which we refer to as a “Liquidity Transaction”), the Managing Member may establish a committee composed entirely of one or more independent persons (the “Independent Director Committee”). In order to serve on the Independent Director Committee, a person appointed to such committee must meet the independence standards required to serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the SEC thereunder or by any national securities exchange or automated trading system.

Capital Contributions

Generally, the Members will have no obligation or right to make any additional capital contributions or loans to Portfolio Holdings. However, SAFE will have the right to make, in its sole discretion, additional capital contributions to Portfolio Holdings.

Economics

The Portfolio Holdings LLCA provides for distributions of specified amounts to Caret unit holders. All other amounts which Portfolio Holdings determines to distribute are to be distributable to the GL unit holders or as directed by the Managing Member. All commercial Ground Lease Assets that are directly or indirectly owned by SAFE are required to be owned directly or indirectly by Portfolio Holdings, and Portfolio Holdings may designate any pre-development Ground Lease owned by SAFE, its subsidiaries or non-controlled joint venture as a Ground Lease when such Ground Lease ceases to be a pre-development Ground Lease upon terms and conditions approved by the Managing Member.

For purposes of this section:

•	“Accrued Unpaid Rent Amount” means, with respect to any Company GL Asset, the aggregate amount of accrued unpaid rent due under the applicable Ground Lease as of the date of the disposition of such Company GL Asset determined without regard to any termination of such Ground Lease or acceleration of the rent thereunder;

•	“Caret Financing” means any debt financing (a) in which the Portfolio Holdings and/or its subsidiaries are, together, the sole borrowers and (b) that is serviced solely by cash proceeds that would be distributable to Caret unit holders in accordance with the terms of the Portfolio Holdings LLCA but for such debt financing, but excluding, for the avoidance of doubt, any debt financing that is supported, in whole or in part, by any other cash proceeds including any cash proceeds that would be distributable to the GL units or available to service other debt or liabilities of Portfolio Holdings and its subsidiaries (such as secured or unsecured ordinary course corporate facilities or asset based facilities).

•	“Caret Operating Expenses” means any net out-of-pocket operating expenses of Portfolio Holdings that are (i) attributable to the administration, management, transfer, redemption or issuance of any Caret units or company or governance matters with respect thereto (including the expenses of external advisors) (subject to first applying the proceeds of such issuance against expenses relating to such issuance), (ii) in connection with a Liquidity Transaction of Portfolio Holdings, (iii) following a Liquidity Transaction, in connection with the status of Portfolio Holdings or a successor entity as a public registrant (including board of director expenses, customary director and officer insurance and related coverages, cost of outside auditors and attorneys, transfer agent fees, listing fees and franchise taxes), (iv) indemnity payments made by Portfolio Holdings or any of its subsidiaries that are primarily related to the Caret units (including in connection with any issuance thereof) or the holders thereof, (v) expenses incurred in connection with any Caret Financing and (vi) reasonable reserves for other Caret Operating Expenses, in each case as determined by the Managing Member. For the avoidance of doubt, Caret Operating Expenses shall not include overhead allocation or charge through of employees or other platform expense (including financing costs and expenses (including those incurred in connection with the issuance or distribution of any preferred units, or in connection with the REIT Conversion or maintaining qualification as a REIT thereafter), other than those incurred in connection with any Caret Financing).

•	“Company GL Asset” means any Ground Lease Asset owned or, if the context requires, previously owned directly or indirectly by Portfolio Holdings or its subsidiaries (including, for the avoidance of doubt, any Ground Lease Asset owned directly or indirectly by any joint venture of which Portfolio Holdings or any of its subsidiaries owns equity securities, but which joint venture is either not controlled by Portfolio Holdings or any of its subsidiaries or Portfolio Holdings or its subsidiaries do not have the right to cause a disposition or other revenue generation of such joint venture’s properties without the consent or approval of a third party);

•	“Crossed GL Asset” means any Company GL Asset which has been disposed following an Involuntary Ground Lease Termination Event of the applicable Ground Lease whose Invested Amount is greater than zero dollars ($0.00) after giving effect to the application of its net sale proceeds to such Invested Amount in accordance with the Portfolio Holdings LLCA; such amount remaining that is greater than zero dollars ($0.00) being the “Remaining Crossed Amount”;

•	“GL Material Change” means with respect to a Company GL Asset (i) a lease extension with respect to such Company GL Asset or (ii) another voluntary act done (or consented to) directly or indirectly by Portfolio Holdings with respect to such Company GL Asset with the applicable lessee or at its request, or with a third party, which Portfolio Holdings was not previously obligated to do (or consent to) that materially reduces the value, or extends the timing for the realization, of the amounts which Caret unit holders are entitled to receive under the Portfolio Holdings LLCA with respect to such Company GL Asset (as determined by the Managing Member in its sole discretion) including the granting to a lessee of a fixed price purchase option at the end or the term of its Ground Lease. For the avoidance of doubt, no determination by Portfolio Holdings to obtain debt or equity financing or to secure such financing directly or indirectly with Company GL Assets shall constitute a GL Material Change;

•	“Invested Amount” means, at any time, with respect to any Company GL Asset, the excess of (i) the sum of the following (without duplication): (a) the value of cash or other consideration (for the avoidance of doubt, other than any primary issuance of Caret units or securities convertible into Caret units issuable in a primary issuance) paid or otherwise remitted (directly or indirectly) by Portfolio Holdings or on its behalf (including by a qualified intermediary in connection with a like kind exchange under Section 1031 of the Code) in connection with the acquisition or development of such Company GL Asset either on or prior to the date on which such Company GL Asset first becomes a Company GL Asset (the “Origination Date”) for such Company GL Asset or pursuant to the Ground Lease as originally in effect; plus (b) any unreimbursed third party out of pocket costs pertaining to such acquisition or development; plus (c) all out of pocket expenditures for items which are capitalized under GAAP borne (without reimbursement) (directly or indirectly) by Portfolio Holdings pursuant to the terms of the applicable Ground Lease as originally in effect (including any such costs or expense which Portfolio Holdings is to bear (directly or indirectly) pursuant to the terms of any agreement or other arrangement binding on Portfolio Holdings or the applicable Company GL Asset as in effect as of the applicable Origination Date for which Portfolio Holdings is not entitled to reimbursement (directly or indirectly) from the lessee under the applicable Ground Lease as originally in effect); plus (d) with respect to any Company GL Asset, the sum, without duplications, of (1) the amount of all real estate taxes and insurance premiums or other property related expenses borne directly or indirectly by Portfolio Holdings (without reimbursement) following a default by the applicable Lessee under its Ground Lease or the expiration or earlier termination of the applicable Ground Lease; plus (2) the amount of all third-party out of pocket costs borne (without reimbursement) directly or indirectly by Portfolio Holdings in connection with (x) enforcing the Ground Lease pertaining to such Company GL Asset and/or in exercising any self-help (or similar) right under such Ground Lease (including completing any construction which the lessee was to have completed) and/or (y) making the applicable Company GL Asset safe or secure, preparing the same for disposition or lease (including incurring expenditures to optimize the Company GL Asset for a potential disposition or lease) or maintaining the Company GL Asset; plus (e) other out of pocket expenditures by Portfolio Holdings similar to (a) — (d) above that (1) are specific to such Company GL Asset (2) are not considered to be, or are expressly excluded from being a Caret Operating Expense and (3) the Managing Member in good faith determines should reasonably be included or excluded in the Invested Amount thereof (which, for the avoidance of doubt, may not include any amounts expended to obtain upsized rents); over (ii) the aggregate amount previously applied to such Invested Amount pursuant to the terms of the Portfolio Holdings LLCA;

•	“Materially Changed GL Asset” means a Company GL Asset with respect to which a GL Material Change has occurred.

•	“Origination Economics” means with respect to each Materially Changed GL Asset and its Ground Lease, without duplication, the Origination Rent under such Ground Lease first coming due after such Materially Changed GL Asset became a Materially Changed GL Asset, plus such Materially Changed GL Asset’s Invested Amount, minus amounts applied to the reduction of such Origination Economics pursuant to the terms of the Portfolio Holdings LLCA;

•	“Origination Rent” means with respect to each Materially Changed GL Asset and its Ground Lease, the operating revenues payable directly or indirectly to Portfolio Holdings under such Ground Lease other than any net operating income paid or payable to Portfolio Holdings (directly or indirectly) in connection with a GL Material Change of a Company GL Asset including any upsize rent (net of actual applicable operating expenses). Origination Rent dependent on the level of future inflation shall be determined by the Managing Member based on consistently applied inflation assumptions until the actual inflation level is known; provided that inflation for these purposes shall be 2% unless the Managing Member determines otherwise. Otherwise, if the Ground Lease provides for a payment of an additional component of Origination Rent upon the occurrence of an event or circumstance (other than the mere passage of time), such component shall be excluded from Origination Rent but only until the event or circumstances occurs. By way of example only, if a Ground Lease provides for the fixed rent component to increase based on the fair market value of the asset in the future or future operating revenues of the lessee, then until the amount of increase is determined, such increase shall be excluded from Origination Rent. However, if the Ground Lease provides for an automatic increase in rent in the future, such increase shall be included in Origination Rent; and

•	“Recoverable Amount” means, at any time, the excess of (i) the aggregate sum of all Remaining Crossed Amounts, over (ii) the aggregate amount previously applied to the Recoverable Amount pursuant to the terms of the Portfolio Holdings LLCA.

Disposition of Ground Lease Assets

(i) Any amount or value received (or deemed received) directly or indirectly by Portfolio Holdings from the disposition of a Company GL Asset (including any amounts paid on account of accrued unpaid rent due under the applicable Ground Lease) net of the out-pocket costs and expenses borne directly or indirectly by Portfolio Holdings in the transaction resulting in the applicable proceeds (specifically excluding any amounts paid or incurred in connection with discharging any financing or any lien securing the same but specifically including brokerage fees, attorneys’ fees and transfer taxes), (ii) net casualty or other property insurance proceeds attributable to a Company GL Asset (other than rent or business interruption insurance) which are not applied to the restoration of the applicable Company GL Asset and (iii) net operating income received by Portfolio Holdings in respect of a Company GL Asset following any expiration of a Ground Lease at the end of its term or termination thereof by agreement of the applicable lessor and lessee (a “Voluntary Ground Lease Termination Event”) or any termination of the Ground Lease other than a Voluntary Ground Lease Termination Event (an “Involuntary Ground Lease Termination Event”) but prior to the disposition thereof, in each case shall be allocable:

•	first, to reduce the Invested Amount of such Company GL Asset until it is reduced to zero dollars ($0.00),

•	second, to reduce the Accrued Unpaid Rent Amount of such Company GL Asset until it is reduced to zero dollars ($0.00),

•	third, to reduce the Recoverable Amount until it is reduced to zero dollars ($0.00),

•	fourth, to reduce the amount of the excess of (i) the aggregate sum of all Caret Operating Expenses, over (ii) the aggregate amount previously applied to Caret Operating Expenses (which we refer to as the “Caret Operating Expenses Amount”) until it is reduced to zero dollars ($0.00), and thereafter

•	an amount equal to the balance shall be distributable pro rata to the holders of the Caret units.

Distributions to the holders of Caret units pursuant to this provisions of the Portfolio Holdings LLCA will not be reduced by debt of Portfolio Holdings.

Portfolio Holdings is required to seek to dispose of a Company GL Asset promptly after the underlying Ground Lease is subject to either an Involuntary Ground Lease Termination Event or a Voluntary Ground Lease Termination Event or any Materially Changed GL Asset, promptly after the Origination Economics of the Materially Changed GL Asset is reduced to zero dollars ($0.00). Any such disposition must be made to either (i) an unaffiliated third-party or (ii) via a marketed process on an arms-length term. In the case of a sale to an affiliate of SAFE following a Liquidity Transaction, the sale must be agreed to by a majority of the members of the Independent Directors Committee. Portfolio Holdings will not be required to dispose of a Company GL Asset on terms or conditions that (i) are contrary to, would violate or result in a default under the terms of any outstanding debt of Portfolio Holdings or its subsidiaries, (ii) could in the Managing Member’s good faith determination reasonably be expected to adversely affect the qualification of SAFE or, following a REIT Conversion, Portfolio Holdings as a REIT or result in either such entity being subject to additional taxes under Section 857 of the Code or Section 4981 of the Code or any other related successor provision of the Code, (iii) are contrary to the contractual terms of a Ground Lease, (iv) are contrary to other material contractual obligations of SAFE or its affiliates (including Portfolio Holdings or its subsidiaries), or (v) are contrary to the best interests of SAFE or Portfolio Holdings. In addition, though Portfolio Holdings is required to use commercially reasonable efforts to dispose of real property in which it does not have a controlling interest, Portfolio Holdings will not be obligated to dispose of such real property.

Material Change of Company Ground Lease Assets

All amounts equal to net operating income (other than net operating income resulting from upsized rent that does not pertain to a GL Material Change) received by Portfolio Holdings in respect of a Materially Changed GL Asset, shall be allocable:

•	first, to reduce the Origination Economics of such Materially Changed GL Asset until it is reduced to zero dollars ($0.00) (with an amount equal to any net operating income paid or payable to Portfolio Holdings in connection with a GL Material Change of such Company GL Asset including any upsized rent first being applied to reduce the Invested Amount of such Materially Changed GL Asset until it is reduced to zero dollars ($0.00), and then being applied to the balance of the Origination Economics of such Materially Changed GL Asset),

•	second, to reduce the Recoverable Amount until it is reduced to zero dollars ($0.00), and thereafter,

•	third, to reduce the Caret Operating Expenses Amount until it is reduced to zero dollars ($0.00), and thereafter,

•	the balance shall be distributable pro rata to the holders of the Caret units.

Notwithstanding anything to the contrary, the Caret unit holders shall not be entitled to any increase or acceleration of amounts by reason of any upsize rent that does not pertain to a GL Material Change. Distributions to the holders of Caret units pursuant to this provision of the Portfolio Holdings LLCA will not be reduced by debt of Portfolio Holdings.

All Other Cash Proceeds

All other amounts received by Portfolio Holdings may be distributed to SAFE as holder of the GL units or as directed by the Managing Member.

Timing for Distributions

Distributions on account of net disposition proceeds to Caret unit holders will be made within 180 days from the receipt of such net proceeds. However, the timing for distributions may be tolled (a) in order (i) to comply with the terms of any Unit designations, (ii) to comply with the terms of debt or other material contractual obligations of SAFE, Portfolio Holdings, their respective subsidiaries and any person in which they own equity securities or (ii) tolling for up to two years in order for SAFE, Portfolio Holdings, and their respective subsidiaries to take action to prevent or mitigate any matter that the Managing Member in good faith determines is reasonably likely to result in a material detriment to SAFE (together with its subsidiaries, taken as a whole) or Portfolio Holdings and (b) due to concerns regarding SAFE’s or Portfolio Holdings’ ability to qualify as a REIT and to prevent the incurrence of income and excise taxes.

Rights of Members

Outside Activities of Members

Under the terms of the Portfolio Holdings LLCA, the Managing Member, Members, their affiliates and representatives are generally able to engage in business activities in addition to those relating to Portfolio Holdings, including activities that are in direct or indirect competition with Portfolio Holdings or that are enhanced by the activities of Portfolio Holdings. Notwithstanding the foregoing, the Portfolio Holdings LLCA does not give either Portfolio Holdings or any Member a right to any business ventures or opportunities of any other Member, the assignee of any Member or the Managing Member. In addition, Members are generally not obligated to offer any interest in any business venture or opportunity to Portfolio Holdings, even if such opportunity is of a character that could be taken by Portfolio Holdings or another Member.

Notwithstanding the foregoing, subject to certain exceptions, all commercial Ground Leases and real property, including any improvements built thereon, that are directly or indirectly owned by SAFE must be owned through Portfolio Holdings.

Member Meetings

A quorum will exist for a meeting of the Members so long as any number of Members are present (either in person or by proxy) who together hold at least a majority of the voting power of (i) all holders (other than SAFE or any person that is employed by SAFE or its subsidiaries) or (ii) the class of Units for which a meeting has been called. The Portfolio Holdings LLCA provides that each Member will be entitled to vote its Units in accordance with their own interests and without regard to the interests of the other Members. Members are entitled to vote the number of votes provided for in the Portfolio Holdings LLCA for each Unit registered in the name of the Member in the books of Portfolio Holdings on the respective record date. Meetings of the Members will be held at the time and place determined by the Managing Member (including remotely), and the Managing Member may adjust the time or cancel any meeting once called.

Transfer of Membership Units; Drag-Along; Right of First Offer

Transfer of Membership Units

Generally, in order for a Member other than SAFE to transfer all or any portion of, or any interest or right in, their Caret units the following conditions must be met:

•	until the earlier of (i) a Liquidity Transaction and (ii) the second anniversary of the date of the Portfolio Holdings LLCA (which period will be extended if at the expiration of such period Portfolio Holdings is actively pursuing a Liquidity Transaction through the date of the consummation or failure of such Liquidity Transaction, not to exceed six (6) months), no person may transfer any Caret unit (other than any Caret unit held directly or indirectly by SAFE or its controlled affiliates) without the consent of SAFE other than by means of (i) a transfer by a Member to certain affiliates, (ii) pursuant to a drag-along transaction or Liquidity Transaction, or (iii) direct or indirect transfers of shares of stock publicly traded on a nationally recognized stock exchange (each, a “Permitted Transfer”);

•	such transfer is made only to an “accredited investor” within the meaning of Regulation D under the Securities Act;

•	the transferee in such transfer assumes by express agreement all of the obligations of the transferring Member under the Portfolio Holdings LLCA with respect to the transferred Units;

•	the transfer will not violate, or require registration of any Units under any federal or state securities laws including the Securities Act;

•	the transfer will not result in Portfolio Holdings being required to register as an “investment company” under the Investment Company Act of 1940, as amended;

•	the transfer will not cause any person, other than SAFE, Caret Management Holdings LLC (“Caret Management”), STAR and any entity in which SAFE, Caret Management or STAR owns a direct or indirect interest, to own, directly or indirectly, more than 9.8% of the total Units in Portfolio Holdings, except as otherwise provided in the Portfolio Holdings LLCA or as authorized by the Managing Member;

•	prior to the date that either (i) the relevant class of Units qualifies as a class of “publicly-offered securities” (within the meaning of the Plan Asset Regulations); or (ii) Portfolio Holdings qualifies for another exception to the Plan Asset Regulations (other than the exception found in Section 2510.3-101(a)(2)(ii) of the Plan Asset Regulations), the transfer does not result in ownership of any “class” of Units as defined by ERISA by (x) plans described in or subject to the Plan Asset Regulations, (y) persons acting on behalf of a plan described in or subject to the Plan Asset Regulations, and (z) persons using the assets of a plan described in or subject to the Plan Asset Regulations in excess of, in the aggregate, 24.8% of the value of any “class” of Units as calculated in accordance with the Plan Asset Regulations; and

•	the transferring Member or the transferee will be responsible for paying all expenses incurred by Portfolio Holdings in connection with the transfer.

Drag-Along Rights

The Portfolio Holdings LLCA contains a drag-along provision for the benefit of SAFE. The drag- along provision provides that prior to a Liquidity Transaction, if a transaction or series of transactions on arms-length terms and not with an affiliate of SAFE that result in (i) a person or group in the aggregate directly or indirectly acquires a majority of the outstanding equity securities of SAFE, (ii) the transfer of at least a majority of the consolidated assets of SAFE and its subsidiaries to a person or group, or (iii) the transfer directly or indirectly of at least a majority of the consolidated assets of our Ground Lease business to a person or group, SAFE will have a drag-along right, allowing SAFE to acquire all, but not less than all, of the Units held by other Members. The drag-along right will be subject to customary minority protections. Members will be forced to sell their Units in that transaction regardless of whether they believe the transaction is the best or highest value for their Units, and regardless of whether they believe the transaction is in their best interests. Members will receive their pro rata allocation of proceeds received from a drag-along transaction. The Portfolio Holdings LLCA provides that each Member agrees to appoint as its proxy and grants a power of attorney to SAFE and Portfolio Holdings with respect to matters relating to a drag-along transaction.

SAFE Right of First Offer

Prior to a Liquidity Transaction, the Portfolio Holdings LLCA contains a right of first offer for the benefit of SAFE prior to the making of a direct or indirect transfer (excluding through a Permitted Transfer) by a Member of their Caret units to a third-party (other than (i) those held, directly or indirectly, by SAFE or its controlled affiliates or (ii) transfers of shares of stock publicly traded on a nationally recognized stock exchange). The selling Member will be required to deliver a notice to SAFE setting forth the quantity of Units the selling Member would like to transfer. SAFE may elect to deliver an offer setting forth an offer price and other terms and conditions to the Member within fifteen (15) business days and the selling Member will have the right to accept SAFE’s offer within fifteen (15) business days after the delivery of SAFE’s notice to the Member. If SAFE fails to deliver an offer within the allotted period, SAFE rejects participation in an offer, or the selling Member fails to accept SAFE’s offer, the selling Member will be free to transfer all of the initially offered Units to a different buyer within one hundred twenty (120) days following the earlier of (i) fifteen (15) business days after delivery of an offer notice by the selling Member and (ii) delivery by SAFE of rejection of an offer, provided that if SAFE makes an offer, the transfer may only be effected if it is on terms more favorable to the selling Member in the aggregate than the terms set forth in the notice delivered by SAFE, including at a purchase price greater than that offered by SAFE.

Restructuring

The Managing Member has the authority, without the vote or consent of the Members, to incorporate Portfolio Holdings, or any of its subsidiaries, or to engage in certain restructuring transactions which will require the Members to exchange their Units for securities of the surviving entity upon a restructuring.

Use of Proceeds

The net proceeds from any issuance of Caret units by Portfolio Holdings must be used by Portfolio Holdings or its subsidiaries only for general Ground Lease business corporate purposes, which may include Caret Operating Expenses. All net proceeds from any Caret Financing must be used solely to pay for Caret Operating Expenses and any remaining proceeds will be distributed to the holders of Caret units.

Amendments to the Portfolio Holdings LLCA

In general, the Managing Member may amend the Portfolio Holdings LLCA without the approval of any Member, provided that all amendments to the Portfolio Holdings LLCA affect all Caret units equally. Other than (a) amending the Portfolio Holdings LLCA as requested by the Managing Member in connection with a restructuring or Liquidity Transaction, which Members are required to facilitate in good faith, and (b) amending the Portfolio Holdings LLCA in connection with a REIT Conversion, which the Managing Member can do without consent of the Members, any material amendment adverse to the interest of Caret unit holders with respect to (i) capital contributions, (ii) the designation and number of Units, (iii) economics, (iv) restrictions on the Managing Member’s authority, (v) certain decisions with respect to Ground Leases and the fee or other interest in real property subject to a Ground Lease, (vi) SAFE’s commitment that, subject to certain exceptions, all commercial Ground Leases and real property, including any improvements built thereon, that are directly or indirectly owned by SAFE must be owned through Portfolio Holdings, (vii) the use of proceeds from the issuance of Caret units by Portfolio Holdings or Caret Financings, (viii) drag- along rights or (ix) amendments to the Portfolio Holdings LLCA, as well as any definitions related to such matters, will required the consent of (1) prior to a Liquidity Transaction, Caret unit holders (other than SAFE or any person that is employed by SAFE or its subsidiaries) (“Outside Unitholders”) holding a majority of Caret units held by Outside Unitholders and (2) following a Liquidity Transaction, the majority of the members of the Independent Directors Committee and, for certain amendments, Outside Unitholders holding a majority of Caret units held by Outside Unitholders.

Indemnification and Liabilities of Covered Persons

Each of (i) the Managing Member, members of the Advisory Committee, members of the Independent Directors Committee, any officer, authorized agent, employee or representative of Portfolio Holdings or any subsidiary, or controlling person of Portfolio Holdings or a subsidiary thereof (including by reason of being named a person who is about to become an officer, member of the Advisory Committee, member of the Independent Directors Committee, authorized agent, employee or representative of Portfolio Holdings or any subsidiary); (ii) any of SAFE, its subsidiaries and any other person in which any of SAFE or its subsidiaries holds any equity securities; (iii) the “partnership representative” designated pursuant to Section 6223 of the Code; (iv) any “designated individual” appointed pursuant to Regulations Section 301.6223-1(b); and (v) such other persons as the Managing Member may designate from time to time (whether before or after the event giving rise to potential liability) (each, a “Covered Person”) will be indemnified by Portfolio Holdings against any losses, claims, damages, judgments, fines or liabilities paid in investigating, defending or settlement of any claim sustained (“Losses”) by it in connection with (a) the Covered Person’s activities for Portfolio Holdings, any Member or any subsidiary of Portfolio Holdings or a Member in connection with the business of Portfolio Holdings, or in connection with the business of Portfolio Holdings. Portfolio Holdings’ indemnification obligations will extend to liability incurred in connection with a loan guaranty for any indebtedness of Portfolio Holdings or its subsidiaries. Portfolio Holdings’ indemnification obligations will not apply in the case of (i) acts or omissions of the Covered Persons that are material to the matter giving rise to the proceedings and that either were committed in bad faith, or for fraud or willful misconduct or (ii) in the case of a criminal proceeding where the Covered Person had a reasonable cause to believe their actions or omissions were unlawful. Reasonable expenses will be payable in advance. Additionally, Portfolio Holdings may purchase insurance against any liability that may be asserted against or expenses that be incurred by a Covered Person in connection with Portfolio Holdings’ activities.

Members and Covered Persons are entitled to consider only such interests and factors as such Covered Person desires, including their own interests, when making a decisions, and have no duty or obligation to give any consideration to the interests of Portfolio Holdings or any other person, unless expressly required to do so by the provisions of the Portfolio Holdings LLCA or any other contract. Members and Covered Persons will not be liable for Losses sustained, liabilities incurred or benefits derived by Portfolio Holdings, its subsidiaries, any Member or person bound by the Portfolio Holdings LLCA in connection with such decisions, if the Members’ or Covered Person’s conduct (i) did not constitute bad faith or willful misconduct, and (ii), in the case of the Managing Member, complied with its standard of conduct set forth in the Portfolio Holdings LLCA. Additionally, to the extent that a Covered Person has any duties, including fiduciary duties, and liabilities related to such duties to Portfolio Holdings or any other Member under applicable law, such Covered Persons will not be liable to Portfolio Holdings or any other Member when they act in good faith reliance on the provisions of the Portfolio Holdings LLCA. Members and their representatives are not subject to any fiduciary duties.

Dissolution, Liquidation and Termination of Portfolio Holdings

Dissolution

Portfolio Holdings will be dissolved, and its affairs be would up, upon the first to occur of: (i) an election to dissolve Portfolio Holdings made by the Managing Member if it has determined to no longer engage in the Ground Lease business; (ii) at any time there are no members of Portfolio Holdings unless Portfolio Holdings is continued without dissolution in accordance with the Act; or (iii) entry of a decree of judicial dissolution of Portfolio Holdings pursuant to the provisions of the Act (each, a “Liquidating Event”).

Winding Up

Upon the occurrence of a Liquidating Event, the Managing Member or any person elected by the Members holding the majority of the GL units (the “Liquidator”), will be responsible for overseeing the winding up of Portfolio Holdings and will take full account of Portfolio Holdings’ liabilities and property. The Liquidator shall be responsible for liquidating Portfolio Holdings’ property, and the proceeds of such liquidation will be distributed as follows:

•	first, to creditors of Portfolio Holdings, other than the Members and their assignees who are creditors, to the extent otherwise permitted by law, in satisfaction of the debts and liabilities of Portfolio Holdings (whether by payment or the making of reasonable provision for payment thereof),

•	second, to the satisfaction of all of Portfolio Holdings’ debts and liabilities to the Members and any assignees (whether by payment or the making of reasonable provision for payment thereof), and

•	the balance, if any, will be distributed to the Members and any assignee in accordance with their capital account balances, after giving effect to all contributions, distributions and allocations for all periods. Under the Portfolio Holdings LLCA, prior to the distribution of the proceeds from a liquidation of Portfolio Holdings, the positive capital account balance of each Member is meant to equal the amount that such Member is entitled to receive pursuant to the Portfolio Holdings LLCA.

If the Liquidator determines that an immediate sale of part or all of Portfolio Holdings’ assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Portfolio Holdings’ liabilities (including liabilities to Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants in common and in accordance with the terms of the Portfolio Holdings LLCA, undivided interests in such assets as the Liquidator deems not suitable for liquidation.

Notwithstanding the order of distributions listed above the Liquidator may determine that a pro rata portion of the distributions that would have otherwise been made to the Members may be:

•	distributed to a trust established for the benefit of the Members for the purpose of liquidating Portfolio Holdings’ assets, collecting amounts owed to Portfolio Holdings, and paying any contingent or unforeseen liabilities or obligations of Portfolio Holdings arising out of or in connection with Portfolio Holdings and/or Care Holdings’ activities, or

•	withheld or escrowed to provide a reasonable reserve for Portfolio Holdings’ liabilities (contingent, conditional, unmatured or otherwise) and to reflect the unrealized portion of any installment obligations owed to Portfolio Holdings.

Governing law; Consent to Delaware Jurisdiction

The Portfolio Holdings LLCA and the rights of the Members under the Portfolio Holdings LLCA are governed by the laws of the State of Delaware. Each Member consents to the exclusive jurisdiction of the Chancery Court of the State of Delaware, or to the extent the Chancery Court of the State of Delaware lacks jurisdiction, of any other state or federal court sitting in the State of Delaware.

REIT Conversion

As discussed above, the Managing Member is permitted to cause Portfolio Holdings to elect to be treated as a REIT for U.S. federal income tax purposes (the “REIT Conversion”). Once the REIT Conversion has occurred, the Board and officers of Portfolio Holdings will have the full discretion to operate the business and activities of Portfolio Holdings so as to comply with the REIT rules. The terms of Portfolio Holdings LLCA are to be construed so as to preserve Portfolio Holdings’ ability to effect the REIT Conversion and, following such REIT Conversion, to qualify as a REIT. Under the terms of the Portfolio Holdings LLCA the Managing Member is permitted, without the consent of any Member, to amend and restate the Portfolio Holdings LLCA as contemplated by the Portfolio Holdings LLCA to effectuate the REIT Conversion (the “REIT LLCA”). Following the REIT Conversion, certain material terms of the Portfolio Holdings LLCA will be amended to effectuate the REIT Conversion. The REIT LLCA will include certain changes to (i) conform with REIT qualification requirements, (ii) provide for management by the Board, (iii) include certain ownership limitations customary for REITs, (iv) eliminate certain transfer restrictions and (v) authorize the issuance of a separate class of preferred units for purposes of qualifying as a REIT, among others.

Profits Interests

Pursuant to the terms of the Portfolio Holdings LLCA, Portfolio Holdings may from time to time issue Caret units in connection with the performance of services pursuant to a management incentive plan. Such Caret units (which we refer to as “Profits Interests”) may be issued to any employee, manager, consultant, advisor, or other individual providing services to or for the benefit of Portfolio Holdings or any of its affiliates. Generally, such Profits Interests will have the same economic interests as other Caret units other than in relation to certain equity compensation matters.

Related Agreements

In connection with the adoption of the Portfolio Holdings LLCA, SAFE expects to enter into additional agreements with Caret unitholders and MSD Partners providing for, among other matters, (i) additional minority investor protections, (ii) transfer restrictions and permitted transfers following the REIT Conversion, and (iii) that, subject to any exceptions necessary for Portfolio Holdings to qualify as a REIT, SAFE (and its successors) shall be required to maintain beneficial ownership, directly or indirectly, of at least 51% of the outstanding Caret units.